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                                    Exhibit 10.28

                            DIGITAL MICROWAVE CORPORATION

                             FORM OF EMPLOYMENT AGREEMENT


         Attached is a form of employment agreement between the Company and certain executive officers as listed below:

    NAME                POSITION                                ANNUAL SALARY

Frank Caretta, Jr.      Senior Vice President, Worldwide        $200,000
                          Sales, Service and Marketing

Jack Hillson            Senior Vice President and General       $135,000
                          Manager, Operations

Paul A. Kennard         Vice President, Engineering             $150,000


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                       E M P L O Y M E N T   A G R E E M E N T

    This Agreement, dated as of ________, 1996, is between Digital Microwave Corporation, a California corporation ("Employer"), and ________________ ("Employee").

                                       RECITALS

*  Employee is and has been employed by Employer and is currently serving as the
_________________.

* Employer desires to continue to employ Employee and to assure itself of the continued services of Employee for the Period of Employment provided for in this Employment Agreement, and Employee desires to be employed by Employer for such period, upon the following terms and conditions.


ACCORDINGLY, the parties agree as follows:


1.  Period of Employment.

(a) Basic Term. Employer shall employ Employee to render services to Employer in the position and with the duties and responsibilities described in Section 2 for the period (the "Period of Employment") commencing on the date of this Agreement and ending on the date upon which the Period of Employment is terminated in accordance with Section 4.


2.  Position and Responsibilities.

(a) Position. Employee shall continue employment with Employer as _______________ and shall perform all services as may be assigned by Employer. Employee shall devote his best efforts and full-time attention to the performance of his duties. Employee shall be subject to the direction of Employer, which shall retain full control of the means and methods by which he performs the above services and of the place(s) at which all services are rendered. Employee shall report to another officer of Employer. Employee shall be expected to travel if necessary or advisable in order to meet the obligations of his position.

(b) Other Activity. Except upon the prior written consent of Employer, Employee (during the Period of Employment) shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with Employer, that might create a conflict of interest with Employer, or that otherwise might interfere with the business of Employer, or any


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Affiliate.  An "Affiliate" shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Employer. Notwithstanding the foregoing, upon reasonable notice to Employer, Employee may serve as a director of one for profit entity and one not for profit entity so long as such entity is not competitive with Employer or any Affiliate and where such service does not otherwise create a conflict of interest.


3.  Compensation and Benefits.

(a) Compensation. In consideration of the services to be rendered under this Agreement, Employer shall pay Employee a base salary of $_________ per year, payable semi-monthly, pursuant to the procedures regularly established, and as they may be amended, by Employer in its sole discretion, during the Period of Employment. Employer shall review annually Employee's compensation and shall determine, in its sole discretion, whether and how much the existing compensation shall be adjusted, without regard to any policy or practice Employer may have for adjusting salaries. In addition to base salary, Employee shall be eligible to participate in the Employer's executive management incentive bonus and stock option plans according to the terms of those plans.

(b) Benefits. Employee shall be entitled to vacation leave in accordance with Employer's standard policies. As Employee becomes eligible therefor, Employee shall have the right to participate in and to receive benefits from all present and future benefit plans specified in Employer's policies and generally made available to similarly situated employees of Employer. The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plan, as amended. Employee also shall be entitled to any benefits or compensation tied to termination as described in Section 4. Nothing stated in this Agreement shall prevent Employer from changing or eliminating any benefit during the Period of Employment as Employer, in its sole discretion, may deem necessary or desirable. No statement concerning benefits or compensation to which Employee is entitled shall alter in any way the term of this Agreement, any renewal thereof, or its termination. All compensation and comparable payments to be paid to Employee under this Agreement shall be less withholdings required by law.

(c) Expenses. Employer shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of his duties, in accordance with Employer's policies, as they may be amended in Employer's sole discretion.


4.  Termination of Employment.

(a) By Death. The Period of Employment shall terminate automatically upon the death of Employee. Employer shall pay to Employee's beneficiaries or estate, as appropriate, any, compensation then due and owing, including payment for accrued unused vacation, if any, and will


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when due make a payment of any incentive bonus to which the Employee would have been entitled prorated based on the number of months the Employee was employed during the incentive bonus period. Thereafter, all obligations of Employer under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Employee's heirs to the benefits of any life insurance plan or other applicable benefits.

[For Carretta and Kennard:] (b) By Disability. If, by reason of any physical or mental incapacity, Employee has been or will be prevented from properly performing his duties under this Agreement for more than ninety (90) consecutive days, then, to the extent permitted by law, Employer may terminate the Period of Employment without any advance notice. Employer shall pay Employee all compensation to which he is entitled up through the day notice of termination is provided, and, in addition, Employer shall when due make a payment of any incentive bonus to which the Employee would have been entitled prorated based on the number of months the Employee was employed during the incentive bonus period; thereafter, all obligations of Employer under this Agreement shall cease. Nothing in this Section shall affect Employee's rights under any applicable Employer disability plan.

[For Hillson:] (b) By Disability. If, by reason of any physical or mental incapacity, Employee has been or will be prevented from properly performing his duties under the Agreement for more than ninety (90) consecutive days, then, to the extent permitted by law, Employer may terminate the Period of Employment without any advance notice. Employer shall pay Employee all compensation to which he is entitled up through the day notice of termination is provided, and, in addition, Employee shall be entitled to the following benefits provided in subparagraph 4(c): severance, health insurance premium payments, prorated incentive bonus, and continued vesting of stock options; thereafter, all obligations of Employer under this Agreement shall cease. Nothing in this Section shall affect Employee's rights under any applicable Employer disability plan; provided however, that the severance benefits to which Employee is entitled shall be offset by any disability income payments received by Employee so that the total monthly severance and disability income benefit payments for the severance period shall not exceed Employee's then current salary.

(c) By Employer Not For Cause. At any time, Employer may terminate the Period of Employment Not for Cause for any reason, by providing Employee ten
(10) days' advance written notice, provided that Employee shall be paid, in addition to all compensation due and owing through the last day actually worked, severance in an amount equal to six months of the Employee's then current base salary. Such severance shall be paid by Employer to Employee in 6 equal monthly installments, commencing one month from the date of termination, or, at Employer's discretion, in a single lump sum on the termination date. Employer shall also pay the Employer's share of health insurance premiums for a period of up to 6 months, or until Employee is eligible to participate in another employer's plan, whichever comes first, should Employee elect to convert his health insurance benefits under COBRA. Employer shall also pay when due any incentive bonus to which the Employee would have been entitled prorated based on the number of months the Employee was employed during the incentive bonus period and will permit Employee's stock options, if any, to continue to vest for 6 months following the termination date. If Employer terminates the Period of Employment Not for Cause within eighteen (18) months following a Change of Control as defined in subparagraph 4(f), Employee shall receive the severance benefits set forth in subparagraph 4(f)(i)-(iv) rather than the severance benefits set forth in this subparagraph 4(c). Employer shall have the option, in its complete discretion, to terminate the Period of Employment at any time prior to the end of such notice period, provided Employer pays Employee all compensation due and owing through the last day actually worked plus an amount equal to the base salary Employee would have earned through the balance of the above notice period in addition to the severance benefits described above; thereafter, all of Employer's obligations under this Agreement shall cease. Employer may dismiss Employee without cause notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Employer relating to the employment, discipline, or termination of its employees.

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(d)  By Employer For Cause.  At any time, and without prior notice, Employer may terminate the Period of Employment for Cause (as defined below). Employer shall pay Employee all compensation then due and owing; thereafter, all of Employer's obligations under this Agreement shall cease. Termination shall be for "Cause" if Employee: (i) acts in bad faith and to the detriment of Employer;
(ii) exhibits in regard to his employment willful misconduct, dishonesty, habitual neglect of duties, or any willful act or omission that may materially and adversely affect the Employer's business or that involves fraud, embezzlement or misappropriation of any property or proprietary information of the Employer; (iv) is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; or (v) breaches any material term of this Agreement. If termination is due to Employee's disability, Section 4(b) above shall control, and not this subsection on termination for Cause.

(e) By Employee Not for Cause. At any time, Employee may terminate the Period of Employment for any reason, with or without cause, by providing Employer ten
(10) days' advance written notice. Employer shall have the option, in its complete discretion, to make termination of the Period of Employment effective at any time prior to the end of such notice period, provided Employer pays Employee all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Employee would have earned through the balance of the above notice period, not to exceed ten (10) days; thereafter, all of Employer's obligations under this Agreement shall cease.

(f) By Employee for Good Reason Upon a Change of Control. Employee may terminate, without liability, the Period of Employment for Good Reason upon a Change of Control (as defined below), provided Employee gives Employer sixty
(60) days' advance written notice of the reason for termination and his intent to terminate this Agreement. During this period, Employer shall have an opportunity to correct the condition constituting Good Reason. If the condition is remedied within this period, Employee's notice to terminate shall be rescinded automatically; if not remedied, termination of the Period of Employment shall become effective upon expiration of the above notice period.
In this event, Employer shall pay Employee all compensation due and owing through the last day actually worked. Employer shall also have the option, in its complete discretion, to make termination effective at any time prior to the end of the notice period, provided that Employer pays Employee all compensation due and owing through the balance of the notice period (not to exceed sixty (60) days).

    Employee shall be entitled to exercise his right to terminate this Agreement for Good Reason only if he gives the required notice not more than forty-five (45) days after the occurrence of the event that is the basis for the Good Reason. If Employee terminates the Period of Employment for Good Reason upon a Change of Control, Employee shall receive the following:

    (i) A severance payment equal to twenty-four (24) month's of the Employee's then base salary. At the discretion of the Employer, the severance payment may be made in the form of


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salary continuation over the equivalent pay periods that the severance covers or in a lump sum payment.

    (ii) A payment when due of the incentive bonus to which the Employee would have been entitled prorated based on the number of months the Employee was employed during the incentive bonus period.

    (iii) A payment equal to the annual incentive bonus payments received by Employee, if any, for the previous two years, divided by two.

    (iv) Payment of the Employee's share of health insurance premiums for a period of up to eighteen (18) months, or until Employee is eligible to participate in another Employer's plan, whichever comes first, should Employee elect to convert his health insurance benefits under COBRA.

"Change of Control" shall mean the occurrence of any of the following events as used herein, after the Effective Date: (i) any "person" (as such term is used in Sections 13 (d) and 14 (d) of the Securities Exchange Act of 1934, as amended) other than Digital Microwave or its affiliates (a "Third Party") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Employer representing fifty percent (50%) or more of the total voting power represented by the Employer's then outstanding voting securities; (ii) the stockholders of the Employer approve a merger or consolidation of the Employer with any other corporation that is a Third Party, other than a merger or consolidation which would result in the voting securities of the Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Employer or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Employer approve a plan of complete liquidation or dissolution of the Employer or an agreement for the sale or disposition by the Employer of all or substantially all the Employer's assets to a Third Party. "Change of Control" shall also mean a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

    Termination shall be for "Good Reason" if: (i) there is a material and adverse change in Employee's position, duties, responsibilities, or status with Employer; (ii) there is a reduction in Employee's salary then in effect, other than a reduction comparable to reductions generally


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applicable to similarly situated employees of Employer; (iii) there is a material reduction in Employee's benefits, other than a reduction comparable to reductions generally applicable to similarly situated employees of Employer;
(iv) the Employer involuntarily relocates the Employee; or (v) Employer materially breaches this Agreement.

(g)  Termination Obligations.

    (i) Employee agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of or incident to his employment, belongs to Employer and shall be returned promptly to Employer upon termination of the Period of Employment.

    (ii) All benefits to which Employee is otherwise entitled shall cease upon Employee's termination of the Period of Employment, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Employer.

    (iii) Upon termination of the Period of Employment, Employee shall be deemed to have resigned from all offices and directorships then held with Employer or any Affiliate.

    (iv) The representations and warranties contained in this Agreement and Employee's obligations under this Section 4(g) on Termination Obligations and
Section 5 on Proprietary Information shall survive the termination of the Period of Employment and the expiration of this Agreement.

    (v) Following any termination of the Period of Employment, Employee shall fully cooperate with Employer in all matters relating to the winding up of pending work on behalf of Employer and the orderly transfer of work to other employees of Employer. Employee shall also cooperate in the defense of any action brought by any third party against Employer that relates in any way to Employee's acts or omissions while employed by Employer.


5.  Proprietary Information.

(a) Defined. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of Employer, or any Affiliate, or its employees, clients, consultants, or any business associates, which was produced by any employee of Employer, or any Affiliate, in the course of his or her employment or otherwise produced or acquired by or on behalf of Employer, or any Affiliate. All Proprietary Information not generally known outside of Employer's organization, and all Proprietary Information so known only through


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improper means, shall be deemed "Confidential Information."  Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to: (i) formulas, teaching and development techniques, processes, trade secrets, computer programs, electronic codes, inventions, improvements, and research projects; (ii) information about costs, profits, markets, sales, and lists of customers or clients; (iii) business, marketing, and strategic plans; and (iv) employee personnel files and compensation information. Employee should consult any Employer procedures instituted to identify and protect certain types of Confidential Information, which are considered by Employer to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

(b) General Restrictions on Use. During the Period of Employment, Employee shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of Employer and as is necessary to carry out his responsibilities under this Agreement. Following termination, Employee shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by Employer. The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by Employer.


6.  Arbitration.

(a) Arbitrable Claims. All disputes between Employee (and his attorneys, successors, and assigns) and Employer (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment or termination of Employee, including, without limitation, all disputes arising under this Agreement, ("Arbitrable Claims") shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Employer and Employee) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims, except that Employer may, at its option, seek injunctive relief and damages in court for any breach


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of Section 5 of this Agreement.  Subject to the foregoing sentence, THE PARTIES
HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

(b) Procedure. Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA Employment Rules"), except as provided otherwise in this Agreement. Arbitration shall be initiated by providing written notice to the other party with a statement of the claim(s) asserted, the facts upon which the claim(s) are based, and the remedy sought. The burden of proof in any arbitration shall be allocated as provided by applicable law, unless otherwise specified in this Agreement. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 6.

(c) Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted. The fees of the arbitrator shall be split between both parties equally. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, any claim that all or any part of this Agreement is void or unenforceable.

(d) Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

(e) Continuing Obligations. The rights and obligations of Employee and Employer set forth in this Section on Arbitration shall survive the termination of Employee's employment and the expiration of this Agreement.


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7.  Notices.

Any notice under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to the number provided below (if one is provided), or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Employer or to Employee at the corresponding address below. Employee shall be obligated to notify Employer in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

Employer's Notice Address:

     Vice President, Personnel
     Digital Microwave Corporation
     170 Rose Orchard Way
     San Jose, California  95134
     Fax Phone No.:  (408) 944-1701

Employee's Notice Address:

     ________________________
     ________________________
     ________________________
     ________________________


8.  Action by Employer.

All actions required or permitted to be taken under this Agreement by Employer, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the President or by his or her representative specifically authorized to fulfill these obligations under this Agreement.


9.  Integration.

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee's employment by Employer. This Agreement supersedes all other prior and contemporaneous agreements and statements pertaining in any manner to the employment of Employee, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Employer, now or in the


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future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.


10.  Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.


11.  Assignment; Successors and Assigns.

Employee agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of Employer with, or its merger into, any other entity, or the sale by Employer of all or substantially all of its assets, or the otherwise lawful assignment by Employer of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.


12.  Severability.

If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.


13.  Attorneys' Fees.

In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.


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14.  Governing Law.

This Agreement shall be governed by and construed in accordance with the law of the State of California.


15.  Interpretation.

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.


16.  Employee Acknowledgment.

Employee acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.


The parties have duly executed this Agreement as of the date first written above.



______________________________

EMPLOYEE'S NAME




   Digital Microwave Corporation


_______________________________

   By:  Charles D. Kissner
   Its:  President and Chief Executive Officer


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